EXHIBIT 4.1

Number A-	Incorporated Under the Laws of the State of Delaware	Shares -0- Cusip No. [___]
ASCENT MEDIA CORPORATION
Series A Common Stock, par value $.01 per share
Specimen Certificate
This Certifies that                                             is the owner of                                                                 FULLY PAID AND NON-ASSESSABLE SHARES OF SERIES A COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF ASCENT MEDIA CORPORATION (hereinafter called the “Corporation”) transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of the Certificate properly endorsed. This Certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar.
Witness, the seal of the Corporation and the signatures of its duly authorized officers.
Dated:

Ascent Media Corporation [Corporate Seal]

President		Secretary